Exhibit 99.1

Dyax Corp. Announces First Quarter 2014 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--April 30, 2014--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the first quarter ended March 31, 2014. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and provide updates regarding its key value drivers – the hereditary angioedema (HAE) business, including KALBITOR® (ecallantide) and DX-2930, and the Licensing and Funded Research Portfolio (LFRP).

Highlights of the first quarter 2014 included:

  KALBITOR® net sales were $12.5 million, an increase over first quarter 2013 net sales which were $8.6 million;
  KALBITOR patient demand units (units sold by distributors to hospitals or patients) increased by approximately 39% over the first quarter of 2013;
  The DX-2930 Phase 1a clinical study completed, with a Phase 1b study planned to begin dosing HAE patients in mid-2014;
  Cash, cash equivalents and investments at March 31, 2014 totaled $187.2 million; and
  In April, Dyax’s licensee Lilly received FDA approval for CYRAMZA™ (ramucirumab) as a single-agent treatment for patients with advanced gastric cancer after prior chemotherapy, making this the first approved product from Dyax’s LFRP.

"We continue to execute on our goals across a diversified set of core assets that include KALBITOR, DX-2930 and the LFRP," said Gustav Christensen, President and Chief Executive Officer of Dyax. "In the first quarter, KALBITOR continued its strong sales performance. We also recently received FDA approval for expansion of the KALBITOR label to include patients 12 years of age and older. This accomplishment makes KALBITOR the first and only subcutaneous therapy available to treat acute HAE attacks in pediatric patients in the 12-17 age group."

2014 First Quarter Financial Results

Total revenues for the first quarter ended March 31, 2014 were $14.1 million, as compared to $12.0 million for the comparable quarter in 2013. These include KALBITOR net sales of $12.5 million and $8.6 million for the first quarters of 2014 and 2013, respectively.

Quarterly and annual revenues are expected to continue to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the first quarter of 2014 were $785,000, as compared to $708,000 for the comparable quarter in 2013.

Research and development expenses for the first quarter of 2014 were $6.9 million, as compared to $8.7 million for the comparable quarter in 2013. Research and development expenses at Dyax are primarily related to the following research and development initiatives: 1) development costs associated with DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein, together with other research programs; 2) KALBITOR medical support and post-marketing requirements; and 3) pass-through license fees paid by Dyax licensees under the LFRP. During the first quarter of 2014, pass-through license fees were lower than 2013 by approximately $1.0 million, and development costs for a single-injection formulation of KALBITOR were lower than 2013 by approximately $1.4 million.

Selling, general and administrative expenses for the first quarter of 2014 decreased to $9.5 million, as compared to $11.1 million for the comparable quarter in 2013. The higher selling, general and administrative costs in 2013 were primarily due to $1.1 million of non-cash stock compensation expense from the modification of certain stock options.

For the quarter ended March 31, 2014, Dyax reported a net loss of $5.7 million or $0.05 per share, as compared to a net loss of $11.2 million or $0.11 per share for the comparable quarter in 2013.

As of March 31, 2014, Dyax had cash, cash equivalents, and investments totaling $187.2 million, exclusive of restricted cash.

Financial Guidance

Dyax has re-iterated its financial guidance for 2014:

  Top-line total revenue expected to be in the range of $53-59 million, including KALBITOR net sales of $44-49 million.
    Due to the significant variability in the rate at which HAE patients treat their acute attacks, the Company relies on an annualized treatment rate for net sales guidance.
    Total top-line revenue guidance excludes potential royalties which would be earned from sales of LFRP product candidates that may receive marketing approval in 2014.
  Operating costs and expenses (cost of product sales, research and development expenses, and selling, general and administrative costs) expected to be in the range of $72-75 million.

Webcast and Conference Call
Date:	Wednesday, April 30, 2014
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through May 27, 2014 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 26870795. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax
Dyax is a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs. The Company currently markets KALBITOR® for the treatment of acute attacks of hereditary angioedema (HAE) in patients 12 years of age and older. Dyax is also developing DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein, for the prophylactic treatment of HAE. Additionally, the Company has developed a biomarker assay that detects activated plasma kallikrein in blood and is being used for internal research and development efforts, including the exploration and identification of other plasma-kallikrein-mediated indications beyond HAE.

Both KALBITOR and DX-2930 were identified using Dyax's patented phage display technology. Dyax has broadly licensed this technology and has a portfolio of product candidates being developed by our licensees, which it refers to as the Licensing and Funded Research Portfolio (LFRP). The Company is eligible to receive future milestones and/or royalties dependent upon the development and commercialization of these candidates.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for product candidates in the LFRP, the prospects for continued clinical development of DX-2930, and guidance for total revenue, KALBITOR net sales and operating costs and expenses for 2014. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty regarding KALBITOR’s market share; uncertainty regarding treatment rates for patients on KALBITOR and distributor channel inventory levels; uncertainty regarding the clinical development and prospects for regulatory approval of DX-2930; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of product candidates in the LFRP; uncertainties as to whether one or more product candidates in the LFRP will achieve development and regulatory milestones and be commercialized and generate royalties; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR and DX-2930; uncertainties regarding the development and any resulting marketing, sales and distribution of KALBITOR outside of the United States; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$12,507	$8,587
Development and license fees	$1,610	$3,453
Total revenues, net	$14,117	$12,040

Costs and expenses:
Cost of product sales	785	708
Research and development	6,869	8,671
Selling, general and administrative	9,489	11,124

Total costs and expenses	17,143	20,503

Income (loss) from operations	(3,026)	(8,463)

Other income (expense):
Interest and other income	38	5
Interest and other expense	(2,723)	(2,735)
Total other expense	(2,685)	(2,730)

Net loss	$(5,711)	$(11,193)

Basic and diluted net loss per share	$(0.05)	$(0.11)

Shares used in computing basic and diluted net loss per share	124,618,519	99,644,227

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	March 31,	December 31,
	2014	2013
	(In thousands)
Assets

Cash, cash equivalents and investments	$187,163	$111,381
Accounts receivable, net	5,075	6,506
Inventory	8,233	8,362
Fixed assets	4,827	4,960
Restricted cash	1,100	1,100
Other assets	2,259	1,898

Total assets	$208,657	$134,207

Liabilities and Stockholders' Equity

Accounts payable and other current liabilities	$12,435	$14,822
Deferred revenue	7,826	8,021
Note payable and other long-term debt	82,014	81,979
Other long-term liabilities	3,121	3,063

Total liabilities	105,396	107,885

Common and preferred stock and additional paid-in capital	642,882	560,282
Accumulated deficit and other comprehensive income	(539,621)	(533,960)

Total stockholders' equity	103,261	26,322

Total liabilities and stockholders' equity	$208,657	$134,207

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Associate Director, Investor Relations and Corporate Communications
jrobinson@dyax.com